Exhibit (h)(3)(c)

MANAGEMENT FEE REDUCTION COMMITMENT

This Management Fee Reduction Commitment is made as of February 1, 2024 by Destra Capital Management LLC (“Destra”).

WHEREAS, Destra Investment Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and Destra Granahan Small Cap Advantage Fund (the “Fund”) is a series thereof; and

WHEREAS, Destra serves as the investment adviser to the Fund pursuant to an Investment Management Agreement dated February 11, 2021 (the “Advisory Agreement”), as amended; and

WHEREAS, Destra desires to make a permanent reduction of its contractual fee rate under the Advisory Agreement for the Fund;

WHEREAS, Destra represents that the quality and quantity of its services under the Advisory Agreement will not be affected by this commitment and that its obligations under the Advisory Agreement will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, Destra, intending to be legally bound, agrees as follows:

1. Effective on the date hereof, Destra reduces its contractual fee rate under the Advisory Agreement for the Fund as follows:

For the services provided and the expenses assumed by Destra pursuant to the Advisory Agreement, the Fund will pay to Destra, as full compensation for all investment and advisory services furnished or provided to the Fund pursuant to the Advisory Agreement, an annual investment advisory fee at the rate set forth below:

FUND	FEE RATE
Destra Granahan Small Cap Advantage Fund	0.95% of average daily net assets

2. Any future amendment to increase or otherwise reinstate the contractual fee rate under the Advisory Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the Fund as and to the extent required by the 1940 Act.

3. This Management Fee Reduction Commitment shall be attached to and made a part of the Advisory Agreement.

4. The Advisory Agreement shall continue in full force and effect as modified hereby.

IN WITNESS WHEREOF, Destra has caused this instrument to be executed by its officers designated below as of the day and year first above written.

Destra Capital Management LLC

By:
(Authorized Officer)

ACCEPTED AND AGREED:

DESTRA INVESTMENT TRUST

By:
Title: